Exhibit 99.1



            U. S. STEEL PROPOSES $1 BILLION CAPITAL INVESTMENT PROGRAM
                     AT MON VALLEY WORKS' CLAIRTON PLANT

     PITTSBURGH, Nov. 30, 2007 - United States Steel Corporation (NYSE: X) announced today that it is considering a $1 billion capital investment program at its Clairton Plant coke making operation near Pittsburgh that will enhance the company's environmental performance, help to ensure the long-term viability of its Mon Valley Works operations, and create more than 600 construction jobs. The program, which would take place over a period of years, involves the construction of two new technologically and environmentally advanced coke batteries and a cogeneration facility, along with environmentally focused rehabilitation of several existing coke batteries.
     The new coke batteries would replace the current capacity of several older units and incorporate state-of-the-art emissions control technology that would meet all regulatory requirements of the U.S. Environmental Protection Agency and the Allegheny County Health Department. U. S. Steel also plans to rehabilitate Clairton's remaining coke batteries. The new coke making and emissions control technology combined with the rehabilitation work will result in significant improvements in the Clairton Plant's overall environmental performance. Coke oven gas from coke battery operations would be consumed in the proposed cogeneration facility, which would supply electricity for all three Pittsburgh-area Mon Valley Works facilities: the Clairton Plant; the Edgar Thomson Plant, a steelmaking operation in Braddock, Pa.; and the Irvin Plant, a rolling and finishing facility in West Mifflin, Pa.
     U. S. Steel expects to file for environmental permits with the Allegheny County Health Department in early January 2008. The decision to proceed with the program will depend upon receipt of the necessary permits, approval of
U. S. Steel's Board of Directors and business conditions.
     "U. S. Steel is committed to running our operations in the most environmentally responsible, energy-efficient and cost-effective manner possible, and this program will help us continue to do that at our Pittsburgh-area facilities," said U. S. Steel Chairman and CEO John Surma. "We look forward to working with Allegheny County Chief Executive Dan Onorato, the Allegheny County Health Department, the United Steelworkers, the Building Trades Council and other interested parties to complete this program, which will ensure that our Mon Valley Works facilities remain competitive and that manufacturing continues to be a vital part of Southwestern Pennsylvania's economy."
     "The history and success of U. S. Steel and Southwestern Pennsylvania have always been closely linked," said Allegheny County Chief Executive Dan Onorato, "and I am thrilled that U. S. Steel is looking at investing $1 billion right here in the Mon Valley. This would represent the largest investment of its kind in our region since the construction of Pittsburgh International Airport and would help to ensure the long-term viability of U. S. Steel's entire Mon Valley Works, which employs more than 3,000 people and is Allegheny County's largest manufacturer."
     The Clairton Plant has an annual coke making capability of approximately
4.7 million net tons. Coke produced at the facility is used to fuel the two blast furnaces at the Edgar Thomson Plant as well as others at the company's North American steelmaking operations. Coke oven gas produced during coke making at Clairton is recycled and used at both the Edgar Thomson and Irvin Plants. Other by-products are sold to the chemical industry for a variety of uses.
                                       ###
     This release contains forward-looking statements concerning the construction of the new facilities. The timing, cost and ultimate capability of these facilities are subject to, among others, the receipt of necessary government permits, terms of construction contracts, availability of necessary technology and materials, general economic conditions and the financial condition of U. S. Steel. In accordance with "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2006, and in subsequent filings for U. S. Steel.
                                      -oOo-

For more information about U. S. Steel, visit www.ussteel.com.